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                                                                    EXHIBIT 99.2

                                   EIMO OYJ
                               STOCK OPTION PLAN
                    FOR OUTSIDE DIRECTORS OF TRIPLE S, INC.
                             IN REPLACEMENT OF THE
                            TRIPLE S PLASTICS, INC.
                      OUTSIDER DIRECTOR STOCK OPTION PLAN

     WHEREAS, Eimo Oyj ("Eimo") has acquired, as of the Effective Time (as such term is defined in the Merger Agreement as defined below), all of the issued and outstanding common stock of Triple S Plastics, Inc. ("Triple S") pursuant to that certain Amended And Restated Agreement And Plan Of Merger by and among Eimo, Spartan Acquisition Corp., and Triple S, dated as of May 25, 2001 (such Agreement And Plan Of Merger, as amended, is hereinafter referred to as the "Merger Agreement"); and as a result thereof, Triple S has become a wholly-owned subsidiary of Eimo as of the Effective Time; and

     WHEREAS, Section 5.7 of the Merger Agreement provides to the effect that, as of the Effective Time, the following shall occur: (i) each outstanding Triple S Employee Stock Option and any other Triple S Option (collectively, the "Adjusted Options") shall be exchanged for a replacement Option to purchase the number of Eimo American Depositary Shares (the "Eimo ADSs"), with each Eimo ADS representing four Eimo Series A shares deposited by Eimo with Citibank, NA, as depositary, derived by multiplying the number of shares of Triple S common stock (the "Shares") subject to such Adjusted Option immediately prior to the Effective Time by the Exchange Ratio and dividing the result by four (rounded to the nearest whole number of Eimo ADSs), at an exercise price per Eimo ADS equal to (X) the exercise price for each such Share subject to such Adjusted Option
(Y) divided by the Exchange Ratio (Z) with the result multiplied by four (rounded down to the nearest whole cent); (ii) all references in each such Adjusted Option to Triple S shall be deemed to refer to Eimo or to Triple S as appropriate; (iii) Eimo shall assume the obligations of Triple S under the Triple S stock option plans pertaining to the Adjusted Options; and (iv) the other terms of each replacement Option, and of the replacement plans under which each is issued, are to be substantially the same as the existing provisions of the respective corresponding Adjusted Option, and the plans under which each was issued (including, but not limited to, the Triple S Plastics, Inc. Outside Directors Stock Option Plan - the "Triple S Plan") being replaced, subject to the provisions of Section 5.7(d) of the Merger Agreement;

     NOW, THEREFORE, this Plan is being adopted by the boards of directors of both Triple S and Eimo, as well as approved by the shareholders of Eimo, to implement the foregoing, to reflect the replacement of the Triple S Plan by this Plan as required by the Merger Agreement, and to make other changes in replacing the Triple S Plan consistent with the Merger Agreement and with the requirements of both Finnish law and the Finnish securities markets.

                                   ARTICLE I
                              GENERAL PROVISIONS

     1.1  Purpose and Scope.  The sole purpose of this Plan is for Eimo and
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Triple S to replace the Triple S Plan as required by the Merger Agreement.  This
Plan applies only to those
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Triple S outside directors who were elected before or during the calendar year
2000. The only Options to be granted pursuant to this Plan are those necessary to replace those existing Adjusted Options that were outstanding as of July 11, 2001, and remain outstanding as of the Effective Time into Options to acquire Eimo ADSs. No new, additional Options are to be granted under this Plan.

     1.2  Definitions.  All capitalized terms used in this Plan have the
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respective meanings where herein first defined; and, if not defined  herein, they have the same respective meanings ascribed to them in the Merger Agreement. The following words and phrases have the following respective meanings as used in this Plan:

          (a)  "Board" means the Board of Directors of Eimo.

          (b) "Company" means Eimo Oyj and any subsidiary corporation or other entity in which Eimo Oyj holds a proprietary interest, including Triple S and its subsidiaries.

          (c)  "Code" means the Internal Revenue Code of 1986, as amended.

          (d) "Depositary" means Citibank, NA, and any successor depositary appointed by Eimo.

          (e) "Market Value" means: (i) as to any Eimo ADSs, the closing sale price for such Eimo ADSs as reported on the NASDAQ/NMS; and (ii) as to an Eimo Series A shares, the closing price of regular trading for such Eimo Series A shares as reported on the Helsinki Stock Exchange; or (iii), in either case, if such value is not available, such other estimate of fair market value as the Board shall determine.

          (f) "Option" and "Options," respectively, means any and all options to acquire Stock granted pursuant to this Plan in respect of Adjusted Options required to be converted and replaced pursuant to the terms of the Merger Agreement.

          (g) "Option Price" means the purchase price for Eimo ADSs payable upon exercise of an Option granted under this Plan, which will be equal to
     (i) the original exercise price for each Triple S Share subject to an Adjusted Option (ii) divided by the Exchange Ratio (iii) with the result multiplied by ten (rounded down to the nearest whole cent).

          (h) "Optionee" means a person to whom an Option has been granted under this Plan.

          (i) "Plan" means this Eimo Stock Option Plan For Outside Directors Of Triple S Plastics, Inc. In Replacement Of The Triple S Plastics, Inc. Outside Directors Stock Option Plan.

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          (j)  "Stock" means the Series A shares of Eimo, whether issued or issuable in the form of Eimo ADSs or in the form of Eimo Series A shares.

     1.3  Administration.  The Board shall administer this Plan, and its
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interpretation and construction of any provision of this Plan shall be final and binding. Each person who is or shall have been a member of the Board shall be defended, indemnified, and held harmless by the Company, to the maximum extent permitted by law, from and against any cost, liability, or expense imposed or incurred in connection with such persons taking or failing to take any action under this Plan.

     1.4  Shares Subject to Plan.  The maximum number of shares of Stock subject
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to Options to be granted under this Plan shall be 68,715 Eimo ADSs or 687,150
Eimo Series A shares, subject to adjustment as provided in Section 3.1 below; and the Board hereby reserves such numbers of shares of Stock for issuance pursuant to this Plan. If any outstanding Option expires or is terminated for any reason before the end of the term for this Plan, the shares of Stock covered by such Option shall cease to be reserved for issuance under this Plan.

     1.5  Eligibility; Grant of Options.  Only those persons identified on the
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attached Exhibit A, which is incorporated herein by reference, will receive
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Options under this Plan; and each of them will only receive the respective
Options for the respective number of Eimo ADSs set forth next to such person's name on Exhibit A hereto, provided that each Adjusted Option in respect of which
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an Option under this Plan is being granted remains outstanding as of the
Effective Time and is not exercised prior to the Effective Time. The respective number of Eimo ADSs covered by each Option to be granted under this Plan to the respective persons listed on Exhibit A is to be derived by multiplying the
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number of Triple S Shares subject to each such person's respective outstanding
Adjusted Options immediately prior to the Effective Time by the Exchange Ratio and dividing the result by ten (rounded to the nearest whole number of Eimo
ADSs).

                                  ARTICLE II
                              OPTIONS AND RIGHTS

     2.1  Non-Statutory Stock Options.  All Options granted under this Plan
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shall be non-statutory options, not entitled to special tax treatment under
Section 422 of the Internal Revenue Code of 1986, as amended.

     2.2  Terms, Conditions, and Form of Options.  Each Option under this Plan
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shall be authorized by the Board and evidenced by agreements in substantially the form as attached hereto as Exhibit B, which is incorporated herein by
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reference, including, without limitation, provisions covering the following:

          (a)  Options Non-Transferable.  Each Option granted under this Plan by
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     its terms shall not be transferable by the Optionee otherwise than by will, or by the laws of descent and distribution, and shall be exercised during the lifetime of the Optionee only by him or her. No Option or interest therein may be transferred, assigned, pledged, or hypothecated by the Optionee during his or her lifetime, whether by operation of law or

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     otherwise, or be made subject to execution, attachment, or similar process.
     The Board, in its sole and absolute discretion, may, in the event it deems the same desirable to assure compliance with applicable U.S. federal and state securities laws and those of the Republic of Finland, issue appropriate stop transfer instructions to the Depositary for the Eimo ADSs and/or the Finnish Central Securities Depositary or other register or transfer agent for the Eimo Series A shares and also may legend all receipts or certificates for Eimo ADS and/or make book entry notations for Eimo Series A shares issued pursuant to the exercise of any Option setting forth appropriate transfer restrictions, including the following: (i) that they may not be sold or otherwise transferred without an effective registration statement for such securities under the U.S. federal
     Securities Act of 1933, as amended, or unless an exemption from registration under such act is available for such sale or transfer; and
     (ii) that, prior to any such sale or transfer, the holder thereof must deliver to the Depositary, in the case of Eimo ADSs, and to the Company, in the case of Eimo Series A shares, an opinion of counsel reasonably satisfactory to the Depositary or the Company, as the case might be, setting forth that such restricted securities are transferable by the holder thereof under applicable securities laws and the other transfer restrictions, if any, contained in the restrictive legend in question.

          (b)  Period of Option.   Each Option granted under this Plan will
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     expire on the same date as the respective corresponding Adjusted Option that it replaces would have expired (subject to prior termination as hereinafter provided).

          (c)  Exercise of Options.  Options may be exercised, in full or in
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     part, only by giving written notice to Eimo in accordance with Section 2.4 hereof, stating the number of shares of Stock with respect to which the Option is being exercised, accompanied by payment in full for such Stock. Unless the Board otherwise determines, in its sole and absolute discretion, payment shall be made, in cash or by certified check, bank draft, or money order; provided, however, that (a) there shall be no such exercise at any
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     one time as to fewer than twenty (20) Eimo ADSs or two hundred (200) Eimo
     Series A shares, unless fewer than twenty (20) Eimo ADSs or two hundred
     (200) Eimo Series A shares remain to be purchased under the Option being exercised; (b) Options may not be exercised for fractional Eimo ADSs or for fractional Eimo Series A shares; and (c) replacement Options granted under this Plan also may not be exercised, in whole or in part, with respect to the same comparable number of shares of Stock and during the same period or periods of time specified in the respective original option agreements pursuant to which the Adjusted Options would not have been exercisable.

          (d)  Death of Director.  Any Option granted an Optionee under this
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     Plan and outstanding on the date of his or her death may be exercised by the personal representative of the Optionee's estate or by the person or persons to whom the Option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution, at any time prior to the specified expiration date of such Option or the first anniversary of the Optionee's death, whichever is the first to occur. Upon the occurrence of the earlier such events, such Option shall then terminate.

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     2.3  Option Price.  The Option Price for an Option granted under this Plan
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shall be as set forth in each Optionee's individual Option agreement, which price shall be determined as specified in Section 1.2(g) of this Plan.

     2.4  Notification of Exercise.  Options shall be exercised by written
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notice directed to the Chief Financial Officer of Eimo at the principal executive offices of Eimo (initially in Lahti, Finland) or such other place as Eimo, shall, from time to time, designate by notice to the Optionees. Exercise by an Optionee's heir or personal representative shall be accompanied by evidence of his or her authority to act in form reasonably satisfactory to Eimo.

                                  ARTICLE III
                             ADDITIONAL PROVISIONS

     3.1  Effect of Change in Stock Subject to the Plan. The aggregate number of
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shares of Stock available for Options under this Plan, the number of  Eimo ADSs or Eimo Series A shares subject to any Option, and the exercise price per Eimo ADS or per Eimo Series A share shall all be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Stock subsequent to the Effective Date of this Plan resulting from: (i) a subdivision or consolidation of shares of Stock or any other capital adjustment of Eimo;
(ii) the payment of a Stock dividend; or (iii) other increase or decrease in the number of issued and outstanding shares of Stock effected without receipt of consideration by the Company. If Eimo is the surviving corporation in any merger or consolidation or if Eimo is merged into a wholly-owned subsidiary for the purpose of changing the jurisdiction of its organization, each Option shall pertain, apply, and relate to the securities to which a holder of the number of shares of Stock subject to such Option would have been entitled after the merger or consolidation. Upon dissolution or liquidation of Eimo, or as of the effective date for a merger or consolidation in which Eimo is not the surviving corporation, except as provided above, all Options outstanding under this Plan shall terminate unless other provisions other provisions have been made in any outstanding Option agreement.

     3.2  Compliance With Other Laws and Regulations.  This Plan, the grant and
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exercise of Options, and the obligation of Eimo to sell and deliver shares of
Stock under Options, shall be subject to: (i) all applicable international, federal, state, and other laws, rules, and regulations; and (ii) such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue, deliver, record, or recognize the issuance of any Stock prior to the completion of any registration or qualification of such Stock under any such applicable law, or any ruling or regulation of any governmental body that the Board, in its sole and absolute discretion, determines to be necessary or advisable.

     3.3  Amendments.  The Board may discontinue this Plan at any time, and may
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amend it from time to time, but no amendment, without approval by the shareholders of Eimo, may: (i) increase the total number of shares of Stock that may be issued under this Plan or to any individual under this Plan; (ii) reduce the Option Price for shares of Stock that may be purchased pursuant to Options granted under this Plan; (iii) extend the period during which Options may be granted; or (iv) modify the eligibility requirements for participation in this Plan. Other than as

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expressly permitted under this Plan, no outstanding Option may be revoked or altered in a manner unfavorable to the Optionee without the consent of the Optionee.

     3.4  No Rights as Shareholder. Promptly after the exercise of an Option and
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the payment of the full Option Price, the Optionee shall be entitled to the following, as applicable: (i) in the case of Eimo ADSs to be held indirectly through the Optionee's broker in book entry form through the Depositary Trust Company ("DTC"), entry of DTC or its nominee (currently "Cede & Co.") into the transfer books of the Depositary's registrar (the "Registry") as the holder of such Eimo ADSs (and in such cases, the Optionee must rely upon the procedures of the DTC and of the Optionee's broker regarding the exercise of any and all rights pertaining to such Eimo ADSs); (ii) in the case of Eimo ADSs to be evidenced by an American Depositary Receipt (an "ADR"), entry of the Optionee into the Registry of the Depositary as the holder of such Eimo ADSs and issuance to the Optionee of an ADR certificate evidencing such Eimo ADSs as being held by the Depositary for the benefit of the Optionee; and (iii) in the case of Eimo Series A shares, book entry of the Optionee into the register of Eimo Series A shareholders (the "Register"), which is maintained by Finnish Central Securities Depositary (the "FCSD"), as the holder of such Eimo Series A shares. No Optionee shall have any rights as a holder with respect to any shares of Stock subject to his or her Option prior to: (a) in the case of Eimo ADSs, entry of the Optionee, DTC, or DTC's nominee, as the case might be, into the Depositary's Registry as the record holder of such Eimo ADSs; and (b) in the case of Eimo Series A shares, entry of the Optionee into the Register of the FCSD as the record holder of such Eimo Series A shares. No adjustment will be made for dividends or other rights for which the record date is prior to such entry on the Depositary's Registry or such entry on the Register of the FCSD, as applicable, except as otherwise provided in Section 3.1 hereof.

     3.5  Withholding.  Whenever Eimo proposes or is required to issue or
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transfer shares of Stock under this Plan, Eimo shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy any federal, state, or local withholding tax liability prior to: (i) in the case of Eimo ADSs, entry of the Optionee, DTC, or DTC's nominee, as the case might be, into the Depositary's Registry as the holder of such Eimo ADSs; and (ii) in the case of Eimo Series A shares, entry of the Optionee into the Register of the FCSD as the holder of such Eimo Series A shares.

     3.6  Governing Law.  This Plan and determinations made and actions taken
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pursuant to this Plan shall be governed by, as well as interpreted and construed in accordance with, the laws of the Republic of Finland.

     3.7  Effective Date; Duration. This Plan shall become effective as of the
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Effective Time of the Merger. This Plan shall automatically expire and terminate upon the earliest to occur of the following: (i) when all Options granted hereunder have been exercised and/or have expired in accordance with terms of the respective Option agreements pursuant to which they were granted without being exercised; or (ii) July 31, 2009. Options granted under this Plan in respect of Triple S Adjusted Options required by the Merger Agreement to replaced may be exercised according to the terms of the respective Option agreements pursuant to which they are granted and shall continue to be governed by, and interpreted consistent with, the terms of this Plan.

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     3.8  Shareholder Approval. This Plan, to the extent possible under Finnish
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law, shall be adopted by the boards of directors of both Triple S and Eimo, as well as approved by the shareholders of Eimo, effective as of the Effective Time of the Merger. From and after the Effective Time, this Plan shall supersede the Triple S Plan and, together with the respective individual Option agreements contemplated hereby, shall constitute the sole and entire agreement among all of the Optionees, Triple S, and Eimo concerning the subject matters set forth therein. If the Merger does not become effective, then (i) as to Eimo, this Plan shall be null and void; and (ii) as to Triple S, this Plan shall be null and void, and the Triple S Plan, as in effect prior to the termination of the Merger, shall continue in full force and effect.

     3.9  Conflict with Finnish Law. To the extent anything set forth herein
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conflicts with the laws of the Republic of Finland or with Appendix A, this Plan
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shall be amended to the extent necessary to comply with applicable Finnish laws and Appendix A shall control.
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